Exhibit 5.1
[Letterhead of Debevoise & Plimpton LLP]

February 19, 2014
Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, VA 22102
Booz Allen Hamilton Holding Corporation
Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special counsel to Booz Allen Hamilton Holding Corporation, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (File No. 333-190925) (the “Registration Statement”) and the offer and sale by an affiliate of The Carlyle Group of 7,350,000 shares of Class A Common Stock of the Company, par value $.01 per share (the “Securities”), pursuant to the prospectus dated August 30, 2013 (the “Prospectus”) forming a part of the Registration Statement, and the prospectus supplement dated February 12, 2014, filed with the Commission on February 14, 2014 (the “Prospectus Supplement”).
In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Company delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, and (iv) the legal capacity of all natural persons executing documents. We have also assumed that all relevant corporate actions heretofore taken by the Company will remain in full force and effect and after the date hereof no such corporate action shall have been amended or rescinded and no action inconsistent or in conflict with any such corporate action shall have been taken by or on behalf of the Company.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Securities have been validly issued, fully paid and non-assessable under the laws of the State of Delaware.
We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, each as currently in effect.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Debevoise & Plimpton LLP